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                                  [LETTERHEAD]

NEWS RELEASE


                INTRUSION.COM, INC. ANNOUNCES INVESTMENT BY SAIC

            INTRUSION.COM RECEIVES APPROXIMATELY $7.9 MILLION IN CASH


RICHARDSON, TEXAS, SEPTEMBER 25, 2000 - Intrusion.com, Inc. (NASDAQ: INTZ) today announced that SAIC Venture Capital Corporation (SAIC VCC) exercised its second and final warrant to purchase 750,000 shares of Intrusion.com common stock for $10.50 per share. As a result of the exercise of this warrant, Intrusion.com received approximately $7.9 million.

In conjunction with Intrusion.com's acquisition of Kane Secure Enterprise and certain other intellectual property from Science Applications International Corporation (SAIC) in September of 1998, SAIC received 1.6 million shares of Intrusion.com common stock and two warrants. After exercising both warrants, SAIC VCC now owns 3,150,000 shares or approximately 15% of Intrusion.com's outstanding stock. Additionally, SAIC continues to have representation on Intrusion.com's Board of Directors.

"SAIC continues to be a strong corporate partner," said Tim Kinnear, President and CEO for Intrusion.com. "The technology acquired from SAIC has become a key component of our Kane family of vulnerability assessment, intrusion detection and security analysis solutions. In addition, as a system integrator and service provider, SAIC is a valued customer and channel for Intrusion.com."


ABOUT INTRUSION.COM, INC.

Intrusion.com, Inc. is a leading provider of enterprise security solutions for today's information-driven economy. Headquartered in Richardson, Texas, Intrusion.com's security software and appliances help companies protect critical information assets by quickly detecting, analyzing and


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responding to network- and host-based attacks. Based on 15 years experience developing high-security networks, the company's products include intrusion detection and vulnerability assessment systems, and modular, scalable security platforms. For more information, visit the company Web site at WWW.INTRUSION.COM.


ABOUT SAIC

SAIC is a Fortune 500 company and the nation's largest employee-owned research and engineering firm. SAIC provides information technology, systems integration and eBusiness products and services to commercial and government customers. SAIC engineers and scientists work to solve complex technical problems in telecommunications, national security, health care, transportation, energy, the environment and financial services. More information about SAIC and its subsidiaries can be found at WWW.SAIC.COM.


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INVESTOR CONTACT:
Charleigh Shayne, Director, Investor Relations
972-664-8061, cshayne@intrusion.com